Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
U.S. Global Investors, Inc.
San Antonio, Texas
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2008, relating to the consolidated balance sheets of U.S. Global Investors, Inc. as of June 30, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 Annual Report on Form 10-K of U.S. Global Investors, Inc.

/s/ BDO Seidman, LLP

BDO Seidman, LLP Dallas, Texas
April 30, 2009